CIMPRESS
Q2 Fiscal Year 2016 Earnings Presentation Script
January 27, 2016

This script is intended to be read together with Cimpress’ presentation dated January 27, 2016 entitled “Q2 Fiscal Year 2016 Earnings presentation, commentary & financial results supplement.” The slide numbers below refer to the slides in such presentation.

Slide 1
This document is Cimpress’ second quarter fiscal year 2016 earnings commentary. This document contains slides and accompanying comments in the “notes” section below each slide.

Slide 2
Please read the above safe harbor statement. Additionally, a detailed reconciliation of GAAP and non-GAAP measures is posted in the appendix of the Q2 fiscal 2016 earnings presentation that accompanies these remarks.

Slide 3
This presentation is organized into the categories shown on the left hand side of this slide.

Robert Keane, CEO, and Sean Quinn, CFO, will host a live question and answer conference call tomorrow, January 28th at 7:30 a.m. U.S. Eastern standard time which you can access through a link at ir.cimpress.com.

Slide 4
As a reminder and as context for the initiatives and examples discussed in the remainder of this presentation, Cimpress' uppermost priorities are described above. Extending our history of success into the next decade and beyond, in line with these top-level priorities, is important to us. Even as we report results on a quarterly basis it is important for investors to understand that we manage to a much longer-term time horizon and that we explicitly forgo short-term actions and metrics except to the extent those short-term actions and metrics support our long-term goals.

Slide 5
Total revenue for the second quarter was $496.3 million, reflecting a 13% increase year over year in USD, and 20% in constant currencies. Excluding the revenue from the addition of our acquisitions in the past 4 quarters (i.e. Exagroup, druck.at, Easyflyer and Tradeprint), constant currency revenue growth was 10%.

Adjusted NOPAT was up from the year-ago period, driven by increased profits in our Vistaprint and Upload and Print businesses, lower taxes attributable to the current period, and the benefit of $2.0 million of insurance proceeds recovered from a Q1 fire in our Venlo facility. These gains were partially offset by planned increased investments in Vistaprint technology, our Most of World businesses, product expansion, and the mass customization platform.

Adjusted NOPAT also grew year-to-date. Midway through the year, we are doing well spending against the major organic long-term investments that we outlined at our August investor day. We continue to see good profit growth in other areas of our business, which has more than offset the cost impact of these investments year-to-date.

Please see additional detail later in this presentation for all the drivers of our GAAP operating and net income.

Slide 6
For our Vistaprint Business Unit (VBU) segment, this quarter we continued our multi-year effort to reposition the value proposition of that brand beyond its previous focus on the most price- and discount-sensitive customers (a market segment we refer to as "price primary") toward micro-businesses that seek a variety of value drivers such as quality, reliability, pricing transparency and broader selection (a market segment we refer to as "higher expectations").

•	VBU revenue grew 8% in constant-currency terms and 3% in reported terms year-over-year in the second quarter.

•
As you can see from the first chart above, repeat bookings as a percent of total bookings has been steadily increasing. On a constant-currency basis, repeat bookings have been growing faster than new customer bookings for more than two years, growing at double-digit rates for the past 3 quarters. We attribute this trend to a combination of our efforts to improve our customer value proposition and retention, as well as changes we made during that period to de-emphasize deep-discount offers that had previously cast a wide customer acquisition net for fairly low-value customers. More recently, our new customer bookings have begun to grow at single-digit rates after several quarters of year-over-year declines in fiscal 2014.

•
This quarter we saw continued traction in gross profit per customer as we continue to acquire higher-value customers and our repeat rates improve. We also saw good year-over-year growth in Net Promoter Score. We draw the conclusion from the combination of these trends that our business continues to strengthen as a result of the many changes and investments we have made over the past several years. Based on this success we expect to continue to make further investments that will improve the value proposition to VBU customers, often at the expense of higher near-term profit.

•
Q2 is our seasonally strong holiday quarter, and we saw good year-over-year growth in holiday cards, calendars and other consumer-oriented products like invitations and announcements. We also continued to see stronger than average growth in our focus product categories: business cards, postcards and flyers, signage, and apparel and promotional items.

VBU advertising spend was down year over year in absolute dollars due in part to the stronger US dollar, which goes farther in European markets today versus a year ago. Ad spend as a percent of revenue also declined year over year, due to typical quarter-to-quarter fluctuations in ad spend.

As described previously, VBU is making technology investments in our e-commerce platform to simplify our ability to rapidly bring many new products to market. This quarter we reached an important milestone, and we expect to start seeing benefits in the back half of FY 2016 as we plan to roll out an expanded signage offering to customers.

Slide 7
Our Upload and Print Business Units segment performed well during the second quarter, growing 112% in reported terms, 128% in constant currencies, and 31% in constant currencies excluding acquisitions completed during the past year. Please note that the growth rates of the various Upload and Print businesses vary significantly. The consolidated pro forma growth of the businesses we acquired in the past year is lower than the growth rates of Pixartprinting and Printdeal, and therefore as these businesses reach the anniversary of their acquisition dates, we expect organic growth rates to moderate. Additionally, there are some intercompany sales between a few of the Upload and Print businesses, which was recorded as revenue prior to their acquisition by Cimpress, but now that we own them, the intercompany revenue is not recorded as revenue, which suppresses revenue growth in the first year of ownership.

During the second quarter, Pixartprinting announced that it would expand into the U.S. market. We have begun to ramp our offering, which is currently a subset of the full set of products offered in Europe. We do not expect a material financial impact from this launch (revenue or expense increase) in the near term.

Our integration activities for all the companies we acquired during the past two years are progressing as planned.

Slide 8
Our All Other Business Units segment includes our Albumprinter Business Unit, Most of World Business Units in Japan, India, Brazil and China, and our newly created Corporate Solutions Business Unit, which is focused on partnerships with third-party merchants. Revenue for this segment grew 8% in constant currencies in the second quarter, and declined 4% in reported terms. We have passed the anniversary of prior investments and acquisitions in this segment. The Most of World Business Units continue to grow faster than other parts of this segment, but are small relative to the size of the other components of this segment. Our objective in Most of World remains to build foundations that we expect to help us build long-term in these large but complicated and heterogeneous markets; therefore we continue to operate at a significant operating loss, in line with plans discussed at our August 2015 investor day.

As described previously, our current partnership with Staples is winding down this year. We still expect quarter-to-quarter reductions and the eventual termination of this revenue source; however we now expect this to happen at a slower pace, so the revenue and profit impact on FY16 should not be as large as we previously thought. Q2 revenue for Corporate Solutions was down slightly year-over-year.

Slide 9
Our mass customization platform team continues to ramp their multi-year investment in building a software-integrated supply chain and manufacturing operational platform that drives scale based competitive advantages in terms of:

•	Selection (the breadth and depth of delivery speed options, substrate choices, product formats, special finishes, etc. which we offer to our customers)

•	Conformance (the degree to which we deliver products to customers as specified, on time)

•	Cost (reducing the cost of delivering any given selection, in conformance with specification)

This quarter, this team supported post-merger integration efforts for recent acquisitions. Various sub-teams within MCP also drove cost synergies in procurement, product introductions and an expanded and improved promotional products and apparel offering to the Vistaprint brand in North America, Europe and India, as well as the post-quarter launch of this offering in the Exaprint brand. During the quarter, the platform also successfully linked demand to capacity at multiple plants within our network (both Cimpress-owned and at outsourced suppliers) in order to fulfill the holiday peak in Europe and North America with less capital expenditure than we would have invested traditionally. We remain early in the journey toward our vision for MCP, but we are encouraged by the steady progress we are making.

Slide 10
We hope that the above new presentation of segment profitability helps investors further understand our performance this quarter. Please note the following in regard to these numbers:

•
Year-over-year currency fluctuations have an impact on these numbers, especially since we do not allocate the gains from hedging contracts to the segment level like we do for consolidated adjusted NOPAT.

•
The cost for many activities that are managed by our corporate or MCP teams are as such classified as corporate and MCP expenses but are nonetheless necessary for the operation of VBU. This is because historically we operated the merchant, fulfiller and corporate functions as an integrated business. Some similar allocation costs exist in other segments, but to a much lesser extent. As such, adjusted NOP margins are not validly compared across segments other than in a directional sense. As we continue to evolve our structure and reporting systems over the coming years, we hope to improve the cross-segment comparability of these numbers.

•
During the quarter we changed the methodology for allocating revenue between our Vistaprint Business Unit and our Corporate Solutions Business Unit, which is reported as part of All Other Business Units segment. Previously, we attributed all repeat revenue to the source of the customer's first order. Now we attribute both new and repeat revenue to the source of current order, regardless of what channel the customer originally ordered from. This change resulted in a small amount of revenue and profits shifting from Corporate Solutions to VBU for all periods presented above.

Profit in all three revenue-generating segments were negatively impacted by year-over-year currency movements, and the Corporate (G&A) and MCP expenses were helped by currency movements.

We were pleased by the performance of each segment which was broadly in line with our expectations on both a quarterly and year-to-date basis.

Adjusted Net Operating Profit (NOP) by segment is as follows:

•
Vistaprint Business Unit: up by $8.9 million year over year primarily due to revenue growth, advertising efficiencies and the recovery of insurance proceeds related to the Q1 fire in a production facility, partially offset by increased technology investments. Adjusted NOP margin increased from 32% to 33% year over year.

•
Upload and Print Business Units: up by $9.6 million year over year due to the addition of profits from newly acquired businesses and increased profits from Pixartprinting and Printdeal. Adjusted NOP margin increased from 13% to 16% year over year.

•
All Other Business Units: down by $1.6 million year over year due primarily to increased MoW investments and reduction of partner revenue and profits. Adjusted NOP margin declined from 17% to 14% year over year.

Corporate and mass customization platform expenses were up by $3.7 million year over year, primarily due to planned increases in software and manufacturing engineering resources related to our mass customization platform and product expansion.

Slide 11
No notes here - transition slide

Slide 12
The quarterly trends for reported revenue and constant currency revenue growth are illustrated above. Organic constant-currency growth was slightly lower in Q2 FY 2016 compared to Q1 FY16. This is primarily due to the seasonal Q2 peak of our Vistaprint Business Unit. Our reported (USD) revenue growth for the second quarter was 13%, and our reported (USD) revenue growth excluding acquisitions and investments from the past year was 3%. Revenue growth excluding recent acquisitions was 10% on a constant currency basis. Since we had a full-quarter year-over-year comparison for our Brazilian investment (Printi) as of the second quarter of FY 2016, this company is included in the organic growth trend in this most recent period.

Slide 13
The quarterly trends for various measures of income and profit are illustrated above. As we have described, adjusted NOPAT is the measure that management uses to assess our near-term financial performance relative to near-term budgets.

Adjusted NOPAT was higher than the year-ago period due to increased profits in both our Vistaprint and our Upload and Print segments, partially offset by planned increases in investments across the company in line with our investment plans discussed at our August 2015 investor day. Q2 adjusted NOPAT also benefited from lower taxes attributable to the current period, as well as the recovery of insurance proceeds from the fire in our Venlo facility that we described last quarter.

During the quarter, we wrote down a proprietary technology investment resulting in a $3.0 million impairment charge booked in COGS. This was related to an abandoned approach to producing certain products and impacts operating income and net income, but is excluded from adjusted NOPAT.

In the quarter, the following below-the-line non-operational items influenced our GAAP net income:

•	Currency gains and losses within our "Other income, net" line, a net gain of about $5.7 million. Please see the next slide for a detailed explanation of the underlying drivers.

•
Other gains of about $2.0 million which includes a gain of $1.5M associated with insurance recovery payments related to a fire in one of our facilities during Q1 2016, which is distinct from the $2.0 million proceeds included in adjusted NOPAT.

•	Total interest expense was $10.2 million in the quarter.

•	Interest expense primarily related to our Senior Unsecured Notes and borrowings under our credit facility was $8.2 million in the quarter.

•
The accounting treatment of our new leased office facility in Massachusetts results in a portion of the lease payments flowing through our interest expense line. These expenses replace those of the lease from our former leased facility at a similar total expense, but the former lease was 100% booked in operating expenses. The new lease payments started in September 2015, and the Q2 cost in the interest expense line was $2.0 million. We include this lease-related interest expense in our adjusted NOPAT calculation.

Slide 14
Below is additional color on the impact of currency movements on our P&L this quarter.

First, the currency impacts that affect both GAAP results and adjusted NOPAT:

•	Our year-over-year revenue growth rate expressed in USD was negatively impacted by about 700 basis points for the second quarter. Our largest currency exposure for revenue is the Euro.

•	However, there are many natural expense offsets in our business, and therefore the net currency exposure of the Euro to our bottom line is less pronounced than it is for revenue.

•
For currencies where we do have a net exposure because costs and revenues are not well matched, we execute currency forward contracts. Realized gains or losses from these hedges are recorded in other income, net and offset the impact of currency elsewhere in our P&L. For Q2, the realized gain on hedging contracts was $3.3 million.

•
The combination of the above factors still yielded a year-over-year currency drag on profitability that was larger than it typically is - about $1 million for operating income and net income, and about $3 million for adjusted NOPAT.

Second, the currency impacts that further impact our GAAP results but that are excluded from our adjusted NOPAT are:

•
Net unrealized gains of $3.2 million related to unrealized gains and losses on the mark-to-market of outstanding currency forward contracts and the non-operational, non-cash currency gains and losses on intercompany loan balances.

•
Additionally, in Q2 we recorded within the "Other income, net" line net losses of about $0.8 million based on the currency impact of revaluing working capital and other balance sheet items (primarily accounts payable, accruals, and intercompany transactional activity).

Slide 15
Cash and cash equivalents were approximately $73.2 million as of December 31, 2015.

During the quarter, we generated $134.0 million in cash from operations, compared with $138.2 million in the second quarter of fiscal 2015. Free cash flow was $109.1 million in the second quarter compared to $116.0 million generated in the same period a year ago. This reduced cash flow was primarily due to planned increases in organic investments (operating expense), less favorable working capital including additional interest paid of $10.4 million, $1.0 million of additional capex spending in Q2 FY2016 compared to Q2 FY2015, and $3.3 million of additional capitalized software costs. Our year-over-year TTM operating cash flow was down due to increased investments in strategic growth initiatives, partially offset by increased profitability in our business excluding acquisitions in the trailing twelve months and the combined benefit of the acquisitions. TTM free cash flow declined due to increased investments, interest expense, capex and capitalized software expense related to our strategic growth initiatives.

On a trailing twelve-month basis, adjusted return on invested capital (ROIC) as of December 31, 2015 decreased slightly versus the year-ago TTM period due to increased investment levels. TTM adjusted ROIC was approximately 18%.

Slide 16
Now that we have issued Senior Unsecured Notes, we are providing additional commentary and context for our debt investors. Please note that we do not manage our overall business performance to EBITDA; however we actively monitor it for purposes of ensuring compliance with debt covenants.

Based on our debt covenant definitions, our total leverage ratio (which is debt to trailing twelve month EBITDA) was 2.24 as of December 31, 2015, and our senior secured leverage ratio (which is senior secured debt to trailing twelve month EBITDA) was 1.14. Our debt covenants give pro forma effect for acquired businesses that closed within the trailing twelve month period ending December 31, 2015.

When including all acquired company EBITDA only as of the dates of acquisition, our EBITDA for Q2 FY2016 was $111.8 million, up 15% from Q2 FY2015 and our TTM EBITDA was $255.0 million, up 15% from the year-ago TTM period.

If you add the expected cost and TTM EBITDA from the WIRmachenDRUCK acquisition to the TTM leverage ratios as of December 31, 2015, our total leverage ratio would still be under 3 times debt to trailing twelve month EBITDA. This does not factor any other potential expenditures in Q3.

During the quarter, we repurchased about 26,585 Cimpress shares for $2.0 million, an average price per share of $74.97.

Although we expanded our senior secured credit facility in September 2014 to $850 million, we have various covenants that prevent us from borrowing up to the maximum size of the credit facility as of December 31, 2015.

Purchases of our ordinary shares, payments of dividends, and corporate acquisitions and dispositions are subject to more restrictive consolidated leverage ratio thresholds than our financial covenants when calculated on a pro forma basis in certain scenarios. Also, regardless of our leverage ratio, the credit agreement limits the amount of purchases of our ordinary shares, payments of dividends, corporate acquisitions and dispositions, investments in joint ventures or minority interests, and consolidated capital expenditures that we may make. These limitations can include annual limits that vary from year-to-year and aggregate limits over the term of the credit facility. Therefore, our ability to make desired investments may be limited during the term of our credit facility.

We are currently in compliance with all of our debt covenants. Key financial covenants pertaining to our senior secured credit facility are:

-	Total leverage ratio not to exceed 4.5x TTM EBITDA

-	Senior leverage ratio not to exceed 3.25x TTM EBITDA

-	Interest coverage ratio of at least 3.0x TTM EBITDA

Slide 17
No notes here - transition slide

Slide 18

Halfway through the fiscal year, we are executing well against our plans. Our year-to-date financial results reflect the underlying profitability of our business. Throughout the business we are investing in the broad set of discretionary initiatives outlined in detail at our investor day in August 2015 (referred to as the “Major” and “Diverse Other” long-term investments).

Our capital allocation approach remains unchanged. We constantly search for value-creating opportunities to increase our intrinsic value per share. If we find good opportunities, and believe we can execute successfully against them taking management bandwidth and debt constraints into consideration, we fund such investments. We have largely spent according to the plans described at our investor day, though aggregate year-to-date investments across categories are modestly lower than originally planned, particularly capital expenditures.

In the second half of the fiscal year we intend to continue to invest across the variety of initiatives described in August. We will continue to look for additional opportunities to make value-creating investments. As one example, we have begun to test reductions in shipping prices within the Vistaprint Business Unit. We have been pleased with early results of these tests because they appear to significantly increase customer satisfaction. Even though shipping price reductions reduce near-term revenue and profit, we believe that they are a good use of capital because the customer loyalty improvements driven by such changes have the opportunity to increase the discounted cash flow value of gross profit generated by those happier customers in the future.

Another investment in which we have decided to allocate significant capital is our recently announced acquisition of WIRmachenDRUCK, a leading German web-to-print company, for €140 million net of cash acquired (approximately €132 million in cash and €8 million in equity). We think this is a great fit for us, as it will bring us WIRmachenDRUCK’s extensive network of outsourced suppliers who should eventually benefit our mass customization platform. The company also brings a strong brand in one of the largest economies in Europe. We recently received anti-trust clearance on the transaction and we expect it to close in early February. We expect WIRmachenDRUCK to add to our revenue, adjusted NOPAT, adjusted EBITDA, and free cash flow in FY 2016, but to be slightly dilutive to GAAP net income due to interest and intangible asset amortization expense.

Finally, at the beginning of the fiscal year, we indicated that we expected our GAAP effective tax rate for fiscal 2016 to be roughly 20% to 25% of pre-tax income. Due mostly to the benefit of a couple of discrete items that recently occurred, including the extension of R&D tax credits in the US and the reduction of statutory tax rates in certain other jurisdictions, we now expect our fiscal 2016 GAAP effective tax rate to be lower than originally anticipated, roughly 15% to 20% of pre-tax income. We continue to expect our cash taxes to be higher than our GAAP tax provision this year.

Slide 19
In summary, we maintain our clear priorities strategically and financially. We believe we are making steady progress against both. We believe the capital we are allocating to our strategic initiatives, investments, and opportunistically, share repurchases, continued to be well spent, and we look forward to reporting our returns and continued progress to you in future periods.